EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Troika Media Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(1)	266,761,524(2)	$2.00(3)	$533,523,408	92.70 per $1,000,000	$49,463	N/A	N/A	N/A	N/A
	Equity	Common Stock	457(1)	6,000,000(2)	$1.50(3)	$9,000,000	92.70 per $1,000,000	$834.39	N/A	N/A	N/A	N/A
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)

There is being registered thereunder an indeterminate number of shares of common stock of the Registrant, as may be sold from time to time by the Registrant, issuable upon exercise of Common Stock Purchase Warrants, including such shares as may be issued pursuant to anti-dilution adjustments and subsequent Reset Price.

(2)	Represents an aggregate of 266,761,524 shares of Common Stock issuable upon full exercise of Common Stock Purchase Warrants at the Floor Price of $0.25 per share.
(3)	Pursuant to Form F-3 General Instruction II.C, the registration fee is calculated on the basis on the maximum offering price of all of the securities listed in the Fee Table.